Exhibit 99.2

scPharmaceuticals Inc. Provides FUROSCIX® Update and Announces Completion of $20.0 Million Term Loan Agreement

Continued progress on FUROSCIX®; confirming the planned resubmission of FUROSCIX® NDA with the

FDA by mid-year 2020

Completed $20.0 Million Term Loan with Solar Capital Ltd. and Silicon Valley Bank

BURLINGTON, Mass., September 18, 2019 (GLOBE NEWSWIRE) – scPharmaceuticals Inc. (Nasdaq: SCPH), a pharmaceutical company focused on developing and commercializing products that have the potential to optimize the delivery of infused therapies, advance patient care, and reduce healthcare costs, today provided an update on FUROSCIX® and announced a new $20.0 million term loan with Solar Capital Ltd. and Silicon Valley Bank.

“We continue to make excellent progress advancing the FUROSCIX program in preparation for the resubmission of the new drug application (NDA),” said John Tucker, president and chief executive officer of scPharmaceuticals. “Having completed our initial drug stability work and being on schedule to start the second of two human factors studies, we feel comfortable reconfirming our timelines and expectations for a mid-year 2020 resubmission of the FUROSCIX NDA. Additionally, as we look forward towards our longer-term funding needs, we are pleased to announce the closing of a new $20.0 million term loan agreement. With a strong cash position already in place, the access to the additional capital from the new term loan further strengthens our financial flexibility as we approach key regulatory and commercial milestones.”

FUROSCIX Update

FUROSCIX is scPharmaceuticals’ lead program for the treatment of congestion in patients with heart failure. The Company continues to execute on key milestones ahead of resubmission of the NDA, including drug stability testing, the advancement of its second human factors study, and increasing awareness of FUROSCIX within the medical community. The Company is reiterating prior guidance and remains confident it will resubmit the FUROSCIX NDA with the U.S. Food and Drug Administration (FDA) by mid-year 2020.

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Completed initial drug stability work. Drug stability testing is a required element of the FUROSCIX resubmission and a requirement of all drug products undergoing regulatory review. The Company has recently completed the requisite three primary batches of drug product. These batches will form the basis of the drug stability portion of the FUROSCIX resubmission.

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Company remains on track to initiate the second of two planned FUROSCIX human factors studies. Two human factors studies designed to assess and optimize user interaction with the FUROSCIX Infusor interface are to be conducted under the current 505(b)(2) approval pathway for FUROSCIX. The Company announced the completion of the first study in August 2019. The Company has submitted and received feedback from the FDA on the human factors validation study and is on track to complete the second study by the end of the year. The second study will evaluate the usability of FUROSCIX by patients, caregivers, and healthcare providers.

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Presentation at the 23rd Annual Heart Failure Society of America (HFSA) Scientific Meeting. A poster on the use of FUROSCIX in patients after hospitalization for acute decompensated heart failure was presented at the HFSA on September 14th, 2019, in Philadelphia, PA. “It is encouraging to see continued diuresis and decongestion with FUROSCIX in patients, post-hospital discharge, for an episode of acute decompensated heart failure. We look forward to continuing to evaluate the clinical and economic benefits of this novel approach,” said G. Michael Felker, MD, Principal Investigator of the Sub-Q Study titled, Subcutaneous furosemide in the treatment of patients after hospitalization with acute decompensated heart failure.

Financing Update

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Completed new $20.0 million term loan with Solar Capital Ltd. and Silicon Valley Bank. The Company announced a restructured four-year term loan facility that allows for an expansion of the Company’s prior $10.0 million credit facility to $20.0 million, all of which has been drawn at closing. The proceeds from the loan will be used to pay off the existing $10.0 million term loan along with related fees and expenses, and to provide additional working capital for general corporate purposes. The restated and amended agreement extends the term of the credit facility until September 17, 2023 and permits the Company to make interest-only payments until October 1, 2021.

About FUROSCIX

FUROSCIX is a proprietary furosemide solution formulated to a neutral pH to allow for subcutaneous infusion via a wearable, subcutaneous injector with an integrated drug delivery system, for outpatient self-administration. FUROSCIX is being developed for treatment of congestion, or fluid overload, in patients with heart failure. FUROSCIX has the potential to provide an outpatient alternative for the treatment of worsening heart failure due to congestion.

About scPharmaceuticals

scPharmaceuticals is a pharmaceutical company focused on developing and commercializing products that are designed to reduce healthcare costs and improve health outcomes. The Company develops, internally and through strategic partnerships, innovative products and solutions that aim to expand and advance the outpatient care of select acute conditions. The Company’s lead programs focus on the subcutaneous, self-administration of IV-strength treatments in heart failure and infectious disease. scPharmaceuticals is headquartered in Burlington, MA. For more information, please visit scPharmaceuticals.com

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the planned resubmission of the FUROSCIX NDA, including potential timing of the resubmission, the Company’s drug stability testing, the advancement of the Company’s human factors studies, and the Company’s financial condition and cash runway, including the intended use of the proceeds of the new term loan facility. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the ability of the FUROSCIX Infusor to appropriately deliver therapy, the receipt of regulatory approval for FUROSCIX Infusor or any of our other product candidates or, if approved, the successful commercialization of such products, the risk of cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, and the risk that the results of previously conducted studies will not be repeated or observed in ongoing or future studies involving our product candidates. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission, as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Contacts:

Katherine Taudvin, scPharmaceuticals Inc.

781-301-6706

ktaudvin@scpharma.com

Christopher F. Brinzey, Westwicke, an ICR Company

339-970-2843

chris.brinzey@westwicke.com